EXHIBIT 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 14, 2004 (except for Note M, as to which the date is February 27, 2004), accompanying the consolidated financial statements of SFBC International, Inc. appearing in the 2004 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this Registration Statement and is also included in this Registration Statement. We consent to the incorporation by reference and the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.” We have also issued our report dated February 4, 2005 accompanying the consolidated financial statements of PharmaNet, Inc. as of December 31, 2002 and for the two years then ended included in the Company’s Form 8-K/A filed with the Securities Exchange Commission on February 8, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Miami, Florida
February 25, 2005